Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 related to the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan (as amended as of November 26, 2018), of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Boston Private Financial Holdings, Inc.

/s/ KPMG LLP
Boston, Massachusetts
November 26, 2018